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                                                                    EXHIBIT 99.1


                              CONSULTING AGREEMENT


This Agreement is made effective as of the 22nd day of May, 2001, by and between CYNET, Inc. and Gareth Pursehouse.

In this Agreement, the party who is contracting to receive services shall be referred to as "Client" and the party who will be providing the services shall be referred as to "Pursehouse."

Pursehouse has a background in Website development, improvement and consulting and is willing to provide services to Client based on this background.

Client desires to have services provided by Gareth Pursehouse.

Therefore, the parties agree as follows:

      1. DESCRIPTION SERVICES. Beginning on May 14, 2001, Pursehouse will provide the following services (collectively, the "Services"). Developing and/or improving a World Wide website to be installed on the client's web space on a web hosting services computer.

      2. PERFORMANCE OF SERVICES. This manner in which the Services are to be performed and the specific hours to be worked by Pursehouse shall be determined by Pursehouse. Client will rely on Pursehouse to work as many hours as may be reasonable necessary to fulfill the obligations under this Agreement.

      3. PAYMENT. Client will compensate Pursehouse three hundred fifty thousand (350,000) shares of CYNET free trading stock.

      4. NEW PROJECT APPROVAL. Client and Pursehouse recognize that the services will include working on various projects for Client. Pursehouse shall obtain the approval of Client prior to the commencement of a new project.

      5. TERM/TERMINATION. This Agreement shall be effective for a period of six months, commencing May 22, 2001, and terminating November 22, 2001.

      6. RELATIONSHIP OF PARTIES. It is understood by the parties that Pursehouse is an independent contractor with respect to Client, and not an employee of Client. Client will not provide fringe benefits, including health insurance benefits, paid vacation, or any other employee benefits, for the benefit of Pursehouse.

      7. EMPLOYEES. Additional employees employed to maintain the conditions of this contract shall be bound by the provisions of this Agreement.


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      8.    NOTICES.  All notices required or permitted under this Agreement, shall be in writing and shall be deemed delivered when delivered in person or deposited in the United States mail, postage prepaid, addressed as follows:

            If for CYNET, Inc.:

                  Vincent W. Beale, Sr.
                  CYNET, Inc.
                  12777 Jones Road, Suite 400
                  Houston, TX 77070

            If for Gareth Pursehouse:

                  Gareth Pursehouse
                  1106 Second Street #112
                  Encinitas, CA 92024

            Such address may be changed from time to time by either party by providing written notice to the other in the manner set forth above.

      9. ENTIRE AGREEMENT. This Agreement contains the entire agreement of the parties and there are no other promises or conditions in any other agreement whether oral or written. This Agreement supersedes any prior written or oral agreements between the parties.

      10. AMENDMENT. This Agreement may be modified or amended if the amendment is made in writing and is signed by both parties.

      11. SEVERABILITY. If any provision of this Agreement shall be held to be invalid or unenforceable for any reason, the remaining provisions shall continue to be valid and enforceable. If a court finds that any provisions of this Agreement is invalid or enforceable, but that by limiting such provisions it would become valid and enforceable, then such provision shall be deemed to be written, construed and enforced as so limited.

      12. WAIVER OF CONTRACTUAL RIGHT. The failure of either party to enforce any provision of this Agreement shall not be construed as a wavier or limitation of that party's right to subsequently enforce and compel strict compliance with ever provision of this Agreement.

      13. APPLICABLE LAW. This Agreement shall be governed by the laws of the State of California.


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                                          PARTY RECEIVING SERVICES:

                                          CYNET, INC.



                                          By:   /s/ SAMUEL C. BEALE
                                             ---------------------------------
                                          Printed Name:   SAMUEL C. BEALE
                                                       -----------------------
                                          Title:         VICE PRESIDENT
                                                ------------------------------


                                          PARTY PROVIDING SERVICES:

                                          GARETH PURSEHOUSE



                                          By:    /s/ GARETH PURSEHOUSE
                                             ---------------------------------
                                          Printed Name:  GARETH PURSEHOUSE
                                                       -----------------------


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